EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated July 18, 1997 relating to the Historical Statement of Revenues and Direct/Allocated Operating Expenses of the Mat-Supported Jackup Rigs of Noble Drilling Corporation for the year ended December 31, 1996, which appears on page 2 of the Current Report on Form 8-K of Pride International, Inc. dated March 20, 1998. We also consent to the reference to us under the heading "Independent Public Accountants" in such Prospectus.

PRICE WATERHOUSE LLP
Houston, Texas
March 20, 1998